As filed with the Securities and Exchange Commission on October 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Life Time Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3481985
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2902 Corporate Place

Chanhassen, Minnesota 55317

(Address, including zip code of Principal Executive Offices)

LIFE TIME GROUP HOLDINGS, INC. 2021 INCENTIVE AWARD PLAN

LIFE TIME GROUP HOLDINGS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

LTF HOLDINGS, INC. 2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

Thomas E. Bergmann

Chief Financial Officer

2902 Corporate Place

Chanhassen, Minnesota 55317

952-947-0000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Howard A. Sobel

John Giouroukakis

Jason M. Licht

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 906-1200

Fax: (212) 751-4864

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share 2021 Incentive Award Plan	14,971,384(2)	$18.00(7)	$269,484,912	$24,981.26
2021 Incentive Award Plan	564,425(3)	$18.00(8)	$10,159,650	$941.80
2021 Employee Stock Purchase Plan	2,903,930(4)	$18.00(7)	$52,270,740	$4,845.50
LTF Holdings, Inc. 2015 Equity Incentive Plan	24,115,112(5)	$12.05(9)	$290,587,099.60	$26,937.43
LTF Holdings, Inc. 2015 Equity Incentive Plan	610,351(6)	$18.00(7)	$10,986,318	$1,018.44
Total		—	$633,488,719.60	$58,724.43(10)

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Life Time Group Holdings, Inc. (the “Company”) that become issuable under the Company’s 2021 Incentive Award Plan (the “2021 Plan”), the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”) and the LTF Holdings, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents 14,971,384 shares of Common Stock reserved for issuance under the 2021 Plan, which number consists of (A) 14,519,649 shares of Common Stock initially available for future issuance under the 2021 Plan (less the number of shares reserved for issuance upon the exercise of previously granted stock options under the 2021 Plan) and (B) 1,016,160 shares of Common Stock that remained available for issuance under the 2015 Plan as of the effectiveness of the 2021 Plan. The number of shares of Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each calendar year from January 1, 2022 to January 1, 2031, by that number of shares of Common Stock equal to the lesser of (i) 4% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the Board.

(3)	Represents 564,425 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options under the 2021 Plan.
(4)

Represents 2,903,930 shares of Common Stock reserved for issuance under the ESPP. The number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year from January 1, 2022 through January 1, 2031, by that number of shares of Common Stock equal to the lesser of (A) 1.0% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares of Common Stock as determined by the board of directors of the Company; provided that in no event will be more than 29,039,299 shares of the Company’s Common Stock be available for issuance under the Section 423 component of the ESPP.

(5)	Represents 24,115,112 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2015 Plan.
(6)	Represents 610,351 shares of Common Stock reserved for issuance pursuant to unvested restricted stock units that remain outstanding under the 2015 Plan.
(7)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Common Stock ($18.00 per share).

(8)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the weighted-average exercise price of previously granted stock options that remain outstanding under the 2021 Plan ($18.00 per share).

(9)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the weighted-average exercise price of previously granted stock options that remain outstanding under the 2015 Plan ($12.05 per share).

(10)

A registration fee in the amount of $121,726.14 was previously paid by the Company in connection with the filing of its Registration Statement on Form S-1 (File No. 333-259495) (as amended, the “S-1 Registration Statement”) on September 29, 2021. As a result of a subsequent decrease in the offering size, only $102,755.84 in registration fees were due in respect of the final number of shares registered under the S-1 Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Company is offsetting $18,970.31 of the registration fee due under this Registration Statement with the $18,970.31 that remains unused from the registration fee paid in connection with the S-1 Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)

The Company’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, which relates to the registration statement on Form S-1, as amended (File No. 333-259495), and all amendments to such registration statement; and

(2)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated October 6, 2021 (File No. 001-40887) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation contains a provision which eliminates directors’ personal liability as set forth above.

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide in effect that the Company shall indemnify its directors and officers to the extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

The Company has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors. In addition, the Company has entered into indemnification agreements with its directors and officers. These indemnification agreements may require the Company, among other things, to indemnify each such director or officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers. At present, there is no pending litigation or proceeding involving a director or officer of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Company’s initial public offering, which provides for the indemnification of officers, directors and controlling persons of the Company, within the meaning of the Securities Act against certain liabilities.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Index

4.1	Form of Amended and Restated Certificate of Incorporation of the Company, which became effective upon the consummation of the initial public offering (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement (File No. 333-259495), filed on September 13, 2021 with the Commission)

4.2	Form of Third Amended and Restated Bylaws of the Company, which became effective upon the consummation of the initial public offering (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement (File No. 333-259495), filed on September 13, 2021 with the Commission)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on the signature page hereto)

99.1	LTF Holdings, Inc. 2015 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement (File No. 333-259495), filed on September 13, 2021 with the Commission)

99.2	2021 Employee Stock Purchase Plan of the Company (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement (File No. 333-259495), filed on September 29, 2021 with the Commission)

99.3	2021 Incentive Award Plan of the Company (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement (File No. 333-259495), filed on September 29, 2021 with the Commission)

*	Filed herewith.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chanhassen, State of Minnesota, on     October 12, 2021.

LIFE TIME GROUP HOLDINGS, INC.

By:	/s/ Bahram Akradi
Name:	Bahram Akradi
Title:	Founder, Chairman & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of the Company’s Chief Executive Officer and Chief Financial Officer (currently Bahram Akradi and Thomas E. Bergmann, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bahram Akradi	Founder, Chairman & Chief Executive Officer (Principal Executive Officer)	October 12, 2021
Bahram Akradi

/s/ Thomas E. Bergmann	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2021
Thomas E. Bergmann

/s/ Jimena Almendares	Director	October 12, 2021
Jimena Almendares

/s/ Joel Alsfine	Director	October 12, 2021
Joel Alsfine

/s/ Jonathan Coslet	Director	October 12, 2021
Jonathan Coslet

/s/ John G. Danhakl	Director	October 12, 2021
John G. Danhakl

/s/ J. Kristofer Galashan	Director	October 12, 2021
J. Kristofer Galashan

/s/ Paul Hackwell	Director	October 12, 2021
Paul Hackwell

/s/ David A. Landau	Director	October 12, 2021
David A. Landau

/s/ Stuart Lasher	Director	October 12, 2021
Stuart Lasher

/s/ Alejandro Santo Domingo	Director	October 12, 2021
Alejandro Santo Domingo

/s/ Andres Small	Director	October 12, 2021
Andres Small